UMB Financial Corporation News Release

1010 Grand Boulevard

Kansas City, MO 64106

816/860-7000

umb.com

//FOR IMMEDIATE RELEASE//

Contact: Pam Blase: 816.860.5606

Investor Relations Contact: Begonya Klumb: 816.860.7906

UMB Financial Corporation Announces

Common Stock Repurchase and Quarterly Cash Dividend

Kansas City, Mo. (April 24, 2007) - The Board of Directors of UMB Financial Corporation (NASDAQ: UMBF) today declared a quarterly cash dividend of $0.14 cents per share, payable on July 2, 2007 to shareholders of record at the close of business on June 11, 2007.

The Board of Directors also authorized the repurchase of up to two million shares of the company's common stock during the next 12 months. Shares purchased under the program will be used for general corporate purposes and may be available for re-issuance in connection with the company's stock plans and dividend reinvestment plan. The company may repurchase the shares from time to time in open market or privately negotiated transactions at the company's discretion, and on such terms, including, without limitation, quantity, timing and price, as management may determine to be in the company's best interest.

About UMB

UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking, asset management and related financial services to both individual and business customers nationwide. Its banking subsidiaries own and operate 138 banking centers throughout Missouri, Kansas, Illinois, Colorado, Oklahoma, Nebraska and Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisconsin, a trust management company in South Dakota, and single-purpose companies that deal with brokerage services and insurance.

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